Exhibit 10.19

AMENDMENT No. 4 TO

AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT

This Amendment No. 4 to Amended and Restated Development and License Agreement (“Amendment No. 4”) is made as of this 4 th day of March, 2019 (the “Amendment No. 4 Effective Date”) by and between Intellikine LLC, a limited liability company organized and existing under the laws of the State of Delaware and successor to Intellikine, Inc. (“Intellikine”), and Infinity Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (“Infinity”). Intellikine and Infinity are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Intellikine and Infinity are parties to the Amended and Restated Development and License Agreement, effective as of December 24, 2012, as amended on July 29, 2014, on September 27, 2016, and on July 26, 2017 (the “Agreement”);

WHEREAS, pursuant to Section 3.1 of the Agreement, Infinity sublicensed its rights under Section 2.1 of the Agreement to Verastem, Inc. (“Verastem”) in accordance with the terms thereof and memorialized the terms of the sublicense in the Amended and Restated License Agreement between Infinity and Verastem, effective October 29, 2016 (the “Verastem Agreement”);

WHEREAS, Intellikine is entitled to receive from Infinity, fifty percent (50%) of all Qualifying Transaction Revenue;

WHEREAS, Infinity wishes to effectuate a sale of certain royalties due to Infinity under the Verastem Agreement;

WHEREAS, to clarify the rights and obligations of each Party with respect to the amounts received pursuant to the Royalty Sale Transaction (as defined below), the Parties wish to amend the Agreement, in accordance with Section 18.8 thereof, as set forth below;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.

Agreement to Royalty Sale. Intellikine hereby consents to the sale to a Third Party (a “Royalty Purchaser”) of (a) the amounts due or to be paid to Infinity or any of its Affiliates under Section 6.1.1 of the Verastem Agreement with respect to Net Sales (as defined in the Verastem Agreement) made on or after January 1, 2019 (“Royalties”), (b) any interest payable under Section 6.3 of the Verastem Agreement with respect to the late payment of the Royalties or underpayments or interest thereon, (c) any amounts payable under Section 6.5.1 of the Verastem Agreement with respect to any underpayment of the Royalties and (d) various enforcement rights of Infinity related to the foregoing (such sale, the “Royalty Sale Transaction”).

2.

Proceeds from Royalty Sale. Intellikine and Infinity agree that Infinity may retain 75%, and will pay to Intellikine 25%, of any consideration received by Infinity or any of its Affiliates from a Royalty Purchaser for the sale of the Royalties pursuant to the Royalty Sale Transaction, which consideration shall not be less than thirty million dollars ($30,000,000). Infinity will pay Intellikine Intellikine’s share of such consideration, less Intellikine’s share of Royalty Transaction Expenses (defined below), within fifteen (15) days following Infinity’s (or any of its Affiliate’s) receipt of such consideration.

3.	Continuing Obligation.

3.1.

Subject to Section 3.2 below, Infinity will pay Intellikine an amount equal to 25% of the Royalties if, as, and when such Royalties would have been paid to Infinity under the Verastem Agreement but for the Royalty Sale Transaction (the “Interim Obligation”), provided, however , that, following a termination of the definitive agreement for the Royalty Sale Transaction and reversion of the Royalties to Infinity (the “Reversion”), Intellikine and Infinity will share equally in any Qualifying Transaction Revenue, including but not limited to Royalties paid to Infinity by Verastem.

3.2.

Infinity will have the right to extinguish the Interim Obligation by payment to Intellikine of an amount equal to (i) the amount paid to Intellikine under Section 2 above multiplied by the multiple set forth in the table below corresponding to the time period in which such extinguishing payment pursuant to this Section 3.2 is made, minus (ii) all payments made to Intellikine pursuant to the Interim Obligation:

Time Period	Multiple
From Amendment No. 4 Effective Date until June 30, 2022	145%
From July 1, 2022 through June 30, 2023	155%
From July 1, 2023 through June 30, 2024	165%
From July 1, 2024 through June 30, 2025	175%

4.

Release. Intellikine agrees to look solely to Infinity, and not to any Royalty Purchaser, for the payment of any amounts payable to Intellikine under the Agreement, as amended, and hereby waives and releases any claim against any Royalty Purchaser with respect to the Royalties or any other amount described in Section 1 above with respect to any time period prior to the Reversion.

5.

Expenses. Infinity will be responsible for 75%, and Intellikine will be responsible for 25%, of any expenses incurred by Infinity or any of its Affiliates in connection with the sale of the Royalties (the “Royalty Transaction Expenses”), provided, however that, as between Infinity and Intellikine, such Royalty Transaction Expenses shall be capped at four million dollars ($4,000,000).

6.

Press Release. In the event that either Party wishes to issue a press release or other public statement relating to the terms and conditions of this Amendment No. 4, it shall comply with the obligations set forth in Section 13.2 of the Agreement with respect thereto.

7.

Entire Agreement/Amendments. Except as amended by this Amendment No. 4, the Agreement shall remain in full force and effect. After the Amendment No. 4 Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment.

8.

Counterparts. This Amendment No. 4 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe TM Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment No. 4 to be executed by their duly authorized representatives

SIGNED for and on behalf of	)	/s/ Fabien Dubois
INTELLIKINE LLC	)	Fabien Dubois
	)	Treasurer of Intellikine LLC and Millennium Pharmaceuticals, Inc.

SIGNED for and on behalf of	)	/s/ Adelene Q. Perkins
INFINITY PHARMACEUTICALS, INC.	)	Adelene Q. Perkins
	)	Chief Executive Officer